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                       [LETTERHEAD OF COOLEY GODWARD LLP]



May 21, 1999


Coinstar, Inc.
1800 - 114th Avenue S.E.
Bellevue, Washington  98004

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Coinstar, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering an underwritten public offering of up to 4,600,000 shares of common stock, including 600,000 shares for which the Underwriters have been granted an over-allotment option (collectively, the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Company's Board of Directors.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Validity of Common Stock" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:  /s/ Mark P. Tanoury
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    Mark P. Tanoury